Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-267521

September 5, 2023

Cave :30s Pre-Roll Video

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SUPER: Think gold is only good for short-term shelter?

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SUPER: Think again.	SUPER: Explore the potential long-term benefits of gold, with low-cost GLDM.

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SPDR® Gold MiniShares® Trust (the “Fund”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus if you request it by calling 866-320-4053.